EXHIBIT 10.1
SM ENERGY COMPANY
SECTION 162(M) CASH BONUS PLAN
Section 1.BACKGROUND AND PURPOSE.
1.1    Purpose. The purpose of the SM Energy Company Section 162(m) Cash Bonus Plan (the “Plan”) is to motivate and reward executive officers by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals, and to enable the Company to attract and retain superior executive officers by providing a competitive bonus program that rewards outstanding performance.
Awards under the Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code. However, Awards under the Plan may be made or paid under circumstances that do not qualify as performance-based compensation.
1.2    Effective Date. The Plan is effective as of May 21, 2014 (the “Effective Date”). The Plan is an amendment and restatement of and supersedes the Company’s Cash Bonus Plan, previously approved by the Company’s shareholders on May 22, 2013, and amended as of February 1, 2014. The Plan will remain in effect until it has been terminated pursuant to Section 7.6.
Section 2.    DEFINITIONS.
2.1    “Affiliate” means any corporation or other entity controlled by the Company.
2.2    “Award” means an award granted pursuant to the Plan, the payment of which is contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.
2.3    “Base Salary” means the Participant’s W-2 earnings for the Performance Period plus any deferrals of compensation to any Company or Affiliate sponsored plans during the Performance Period (including deferrals to qualified retirement plans and nonqualified deferred compensation plans as well as salary reductions pursuant to benefits provided under a cafeteria plan).
2.4    “Board” means the Board of Directors of the Company, as constituted from time to time.
2.5    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.6    “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to administer the Plan pursuant to Section 3.1.
2.7    “Company” means SM Energy Company, a Delaware corporation, and any successor thereto.
2.8    “Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.
2.9    “Determination Date” means the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date must be a date on which the outcome of the Performance Goals are substantially uncertain.
2.10    “Maximum Award” means as to any Participant for any Plan Year $2,000,000.
2.11    “Negative Discretion” means the discretion of the Committee to reduce or eliminate the size of an Award in accordance with Section 6.1(c) of the Plan.
2.12    “Participant” means as to any Performance Period, any executive officer of the Company or an Affiliate who is deemed likely to be a Covered Employee and any other executive officer of the Company or an Affiliate who is designated by the Committee to participate in the Plan for that Performance Period.
2.13    “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which, unless and until the Committee or Board proposes to shareholders and shareholders approve a change in Performance Criteria, may include any of the following:
a.    increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income and/or earnings per share;
b.    return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);
c.    share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);
d.    oil and gas reserve replacement, reserve growth and finding and development cost targets;
e.    oil and gas production targets;
f.    performance of investments in oil and gas properties;

g.    cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity, or capital); and
h.    increases in, or levels of, operating and/or nonoperating expenses.
Any performance measures may be used to measure the performance of the Company as a whole and/or any one or more regional operations and/or subsidiaries of the Company or any combination thereof, as the Committee may deem appropriate, and any performance measures may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.
2.14    “Performance Goals” means the goals selected by the Committee, in its discretion to be applicable to a Participant for any Performance Period. Performance Goals must be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
2.15    “Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee will be the Plan Year.
2.16    “Plan” means the SM Energy Company Cash Bonus Plan, as hereafter amended from time to time.
2.17    “Plan Year” means the Company’s fiscal year, which commences on January 1 and ends on December 31.
2.18    “Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.
Section 3.    ADMINISTRATION.
3.1    Administration By the Committee. The Plan will be administered by the Committee which must consist of not less than two members of the Board, each of whom must qualify as an “outside director” under Section 162(m) of the Code. Members of the Committee will be appointed by the Board.
3.2    Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee has the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, and must be given the maximum deference permitted by law.
3.4    Delegation By the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Awards to executive officers; (ii) make Awards which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to Section 6.1 in accordance with Section 162(m) of the Code.
3.5    Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof is entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
Section 4.    ELIGIBILITY AND PARTICIPATION.
4.1    Eligibility. Only executive officers of the Company and its participating Affiliates are eligible to participate in the Plan.
4.2    Participation. The Committee, in its discretion, will select, no later than the Determination Date, the Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
4.3    New Hires; Newly Eligible Participants. Notwithstanding any other provision of the Plan, the Committee may grant an Award (up to the Maximum Award amount) after the Determination Date to a newly hired or newly eligible Participant. Such Award may or may not qualify as performance-based compensation under Code Section 162(m).

Section 5.    TERMS OF AWARDS.
5.1    Determination of Target Awards. Prior to or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date (except as provided in Section 4.3), the Committee, in its sole discretion, will establish the Target Award for each Participant, the payment of which will be conditioned on the achievement of the Performance Goals for the Performance Period.
5.2    Determination of Performance Goals and Performance Formula. Prior to or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date (except as provided in Section 4.3), the Committee, in its sole discretion, will establish in writing the Performance Goals for the Performance Period and will prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals must be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
5.3    Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events:
a.    asset write-downs;
b.    litigation or claim judgments or settlements;
c.    the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;
d.    any reorganization and restructuring programs;
e.    extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period; and
f.    acquisitions or divestitures.
Except as the Committee may otherwise determine, no adjustment may be made if the effect would be to cause an Award to fail to qualify as performance-based compensation under Section 162(m).
Section 6.    PAYMENT OF AWARDS.
6.1    Determination of Awards; Certification.
a.    Following the completion of each Performance Period, the Committee will determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
b.    To the extent that the Performance Goals are achieved, the Committee must certify in writing, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to each Participant have been achieved and will then determine, in accordance with the prescribed formula, the amount of each Participant’s Award.
c.    In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.
d.    In no event may the amount of an Award for any Plan Year exceed the Maximum Award, except to the extent the Committee determines to pay an amount that does not qualify as performance-based compensation under Code Section 162(m).
6.2    Form and Timing of Payment. As soon as practicable following the Committee’s certification pursuant to Section 6.1 for the applicable Performance Period, each Participant will receive a cash lump sum payment of his or her Award, less required withholding.
6.3    Employment Requirement. Except to the extent the Committee determines to pay an Award to a Participant for any reason in the Committee’s sole discretion, (a) no Award may be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid, and (b) if a Participant’s employment terminates for any reason (including death, disability or retirement) prior to the date that Awards are paid, all of the Participant’s rights to an Award for the Performance Period will be forfeited.
6.4    Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan subject to such rules and procedures as determined by the Committee in its sole discretion.
Section 7.    GENERAL PROVISIONS.
7.1    Compliance With Legal Requirements. The Plan and the granting of Awards is subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
7.2    Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred.
7.3    No Right to Employment. Nothing in the Plan or in any notice of Award confers upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

7.4    No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant has no right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.
7.5    Withholding; Offset. The Company has the right to withhold from any Award any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award. If at any time prior to any payment a Participant is indebted to the Company (including any clawback policy adopted or implemented by the Board or Committee in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), the Company has the right to offset against the payment amount the amount of the Participant’s indebtedness.
7.6    Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment that requires shareholder approval in order for Awards under the Plan to qualify as performance-based compensation under Code Section 162(m) will be effective unless approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment may adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.
7.7    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, creates or may be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right is no greater than the right of an unsecured general creditor of the Company. All payments to be made under Awards will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
7.8    Governing Law. The Plan will be construed, administered and enforced in accordance with the laws of Colorado without regard to conflicts of law.
7.9    Section 162(m) of the Code; Bifurcation of the Plan. It is the intent of the Company that the Plan and the Awards made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.

7.10    Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan will be interpreted and construed accordingly.
7.11    Expenses. All costs and expenses in connection with the administration of the Plan will be paid by the Company.
7.12    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, will control.
7.13    Severability. In the event that any provision of the Plan is considered illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions of the Plan, but will be fully severable, and the Plan will be construed and enforced as if such illegal or invalid provision had never been contained therein.
7.14    Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural includes the singular, and the singular includes the plural.
7.15    Non-exclusive. Nothing in the Plan limits the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
7.16    Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan must be in writing and directed to the Committee, in care of the Corporate Secretary of the Company at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203.
7.17    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder will be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.